UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2020

TechTarget, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street, Newton, MA	02466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Note Offering

On December 17, 2020, TechTarget, Inc. (“TechTarget”) completed its previously announced offering of $175 million aggregate principal amount of its 0.125% Convertible Senior Notes due 2025 (such notes, including the notes sold pursuant to the exercise by the Initial Purchasers (as defined below) of their option to purchase additional notes described below, the “Notes”). The Notes were sold in a private placement under a purchase agreement, dated as of December 14, 2020, entered into by and between TechTarget, and the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

TechTarget also granted the Initial Purchasers an option to purchase an additional $26.25 million aggregate principal amount of Notes on the same terms and conditions, which the Initial Purchasers exercised in full on December 16, 2020 and which additional purchase was also completed on December 17, 2020.

TechTarget expects the net proceeds from the offering to be approximately $194.6 million after payment of Initial Purchasers’ discounts and estimated offering expenses payable by TechTarget.

TechTarget intends to use approximately $150 million of the net proceeds from the offering to fund the cash consideration payable for, and certain costs associated with, its previously announced proposed acquisition of BrightTalk Limited (the “BrightTalk Acquisition”). TechTarget also intends to use the net proceeds from the offering to fund the $20 million initial purchase price, subject to adjustment, of an additional acquisition of a company providing research and content for B2B information technology enterprise customers, with which TechTarget has entered into a non-binding letter of intent (the “Potential Acquisition”). Completion of the offering was not contingent upon completion of the BrightTalk Acquisition or the Potential Acquisition and there can be no assurance that the BrightTalk Acquisition or the Potential Acquisition will be consummated. TechTarget intends to use the remainder of the net proceeds from the offering (including, if either the BrightTalk Acquisition or the Potential Acquisition is not completed, the net proceeds from the offering that would have otherwise been used for the BrightTalk Acquisition or the Potential Acquisition, as applicable) for general corporate purposes, which may include, without limitation and in TechTarget’s sole discretion, working capital, capital expenditures, investments in or loans to TechTarget’s subsidiaries, repayment of outstanding indebtedness, common stock repurchases, funding potential future acquisitions and investments and satisfaction of other obligations.

Indenture and the Notes

On December 17, 2020, TechTarget entered into an indenture (the “Indenture”) with respect to the Notes with U.S. Bank National Association, as trustee (the “Trustee”). Under the Indenture, the Notes will be senior unsecured obligations of TechTarget, and bear interest from December 17, 2020, at an annual rate of 0.125% payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. The Notes will mature on December 15, 2025, unless earlier redeemed, repurchased or converted in accordance with their terms prior to such date.

The Notes are convertible into shares of TechTarget’s common stock at an initial conversion rate of 14.1977 shares per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $70.43 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a premium of approximately 40.0% to the $50.31 per share closing price of TechTarget’s common stock on December 14, 2020. Upon conversion of the Notes, holders will receive cash or shares of TechTarget’s common stock or a combination thereof, at TechTarget’s election.

Prior to September 15, 2025, the Notes will be convertible only upon the occurrence of certain events, and will be convertible thereafter at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes.

The conversion rate is subject to customary anti-dilution adjustments. If certain corporate events described in the Indenture occur prior to the maturity date, or TechTarget delivers a notice of redemption (as described below), the conversion rate will be increased for a holder who elects to convert its Notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances.

Prior to December 20, 2023, TechTarget may not redeem the Notes. On or after December 20, 2023 and prior to September 15, 2025, TechTarget may redeem for cash all or a portion of the Notes if the last reported sale price of TechTarget’s common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which TechTarget provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which TechTarget provides notice of redemption. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If TechTarget undergoes a “fundamental change,” as defined in the Indenture, subject to certain conditions, holders may require TechTarget to purchase for cash all or any portion of their Notes. The fundamental change purchase price will be 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Notes to be due and payable. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving TechTarget or any of its significant subsidiaries.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act. TechTarget does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. Additional information pertaining to the Notes and the shares of common stock issuable upon conversion of the Notes is contained in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

4.1	Indenture (including form of Notes) with respect to TechTarget’s 0.125% Convertible Senior Notes due 2025, dated as of December 17, 2020, between TechTarget and U.S. Bank National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHTARGET, INC.

Date: December 17, 2020	By:	/s/ Daniel Noreck
	Name:	Daniel Noreck
	Title:	Chief Financial Officer and Treasurer